UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 9, 2007
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51360 (Commission File Number)	20-2197030 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (303) 220-6600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On August 9, 2007, the Company issued a press release announcing its second quarter results which contained the following statements:
     “And our recently announced tender offers for an additional $500 million of stock continue our commitment to investing excess capital in the business we know best — our own.”
     “We continue to believe repurchasing our equity is an attractive use of capital, as evidenced by our $500 million in tender offers announced on August 3, 2007.”
During the Company’s second quarter earnings conference call with investors and analysts on August 9, 2007, the following bullet point was included on a presentation slide posted on the Company’s web site:
•	“New $500mm tender offers”
During the formal presentation, the following statements were made:
“...we are out there buying the asset we know best, our own stock.”
“...we announced last Friday another $500 million dollar self-tender, on top of $640 million of stock purchased through June 30.
     References in this Schedule TO-C to the tender offers are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offers, including complete instructions on how to tender shares, along with the letters of transmittal and related materials, are expected to be mailed to stockholders on or about August 10, 2007. Stockholders should carefully read the offer to purchase, the letters of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offers, by calling toll free 1-800-207-3158. Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 9, 2007

LIBERTY GLOBAL, INC.
By:	/s/ Leonard P. Stegman
	Name:	Leonard P. Stegman
	Title:	Vice President

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